Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FIRST-QUARTER 2017 RESULTS
AND REVISES FULL-YEAR GUIDANCE

•	The Company reported strong revenue growth of 4% with margin expansion in North America and Latin America regions.

•
Cash provided by operating activities improved by more than $225 million and free cash flow(3) improved by more than $240 million, compared to the same prior-year period, primarily driven by a strong focus on working capital efficiency initiatives.

•
GAAP earnings per diluted share were $2.01 compared to $1.92 in the same prior-year period, while ongoing business earnings per diluted share(1) (non-GAAP) were $2.50, compared to $2.63 in the same prior-year period.

•
The EMEA region has been experiencing peak complexity related to the Indesit integration, impacting the region's supply chain network and product availability. The Company expects second-quarter performance to improve and for that improvement to continue in the second half of 2017.

•	The Company reaffirms its full-year cash provided by operating activities of $1.7 billion to $1.75 billion and reaffirms its free cash flow guidance of $1 billion.

•
The Company revises its full-year earnings per share guidance to a range of $12.65 to $13.40 on a GAAP basis and $14.75 to $15.50 on an ongoing basis, driven primarily by temporary integration challenges in the EMEA region.

•
Consistent with its balanced capital allocation approach, the Company announced a 10% quarterly dividend increase and repurchased $150 million in common stock in the first quarter. The Company intends to continue repurchasing stock throughout the remainder of 2017.

BENTON HARBOR, Mich., April 24, 2017 - Whirlpool Corporation (NYSE: WHR) announced today first-quarter GAAP net earnings of $153 million, or $2.01 per diluted share, compared to $150 million, or $1.92 per diluted share, reported for the same prior-year period. First-quarter ongoing business earnings per diluted share(1) totaled $2.50 compared to $2.63 in the same prior-year period.

“We made progress toward our goals of revenue growth and free cash flow generation, with strong growth and margin expansion in North America and Latin America,” said Jeff M.

Fettig, chairman and chief executive officer of Whirlpool Corporation. “As we continue to execute our plans and work through the elevated complexity of our European integration, we remain confident in our ability to deliver both $1 billion of free cash flow and record earnings per share in 2017.”

First-quarter net sales were $4.8 billion, compared to $4.6 billion in the same prior-year period. Excluding the impact of currency, sales increased 3 percent.

First-quarter GAAP operating profit totaled $264 million, or 5.5 percent of sales, compared to $285 million, or 6.2 percent of sales, in the same prior-year period. First-quarter ongoing business operating profit(2) totaled $310 million, or 6.5 percent of sales, compared to $341 million, or 7.4 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, cost productivity and unit volume growth partially offset unfavorable impacts from product price/mix and raw material inflation; on a GAAP basis, prior-year period results were negatively impacted by acquisition-related integration costs.

For the three months ended March 31, 2017, Whirlpool Corporation reported cash used in operating activities of $(435) million compared to $(661) million in the same prior-year period. The Company reported free cash flow(3) of $(497) million for the first three months of 2017 compared to $(739) million in the same prior-year period, driven by the Company's focus on working capital optimization.

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported first-quarter net sales of $2.6 billion, compared to $2.4 billion in the same prior-year period. Excluding the impact of currency, sales increased 7 percent.

The region reported first-quarter GAAP operating profit of $287 million, or 11.2 percent of sales, compared to $250 million, or 10.4 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $287 million, or 11.2 percent of sales, compared to $253 million, or 10.5 percent of sales, in the same prior-year period. On a

GAAP and ongoing basis, unit volume growth and cost productivity more than offset raw material inflation.

The Company continues to expect full-year 2017 industry unit shipments in the U.S. to increase by 4 to 6 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported first-quarter net sales of $1.0 billion, compared to $1.2 billion in the same prior-year period. Excluding the impact of currency, sales decreased 9 percent.

The region reported a first-quarter GAAP operating loss of $(17) million, or (1.7) percent of sales, compared to GAAP operating profit of $55 million, or 4.7 percent of sales, in the same prior-year period. Ongoing business segment operating losses(4) totaled $(17) million, or (1.7) percent of sales, compared to ongoing business segment operating profit(4) of $58 million, or 4.9 percent of sales, in the same prior-year period.

The primary drivers of EMEA operating performance were as follows:

•	The region experienced peak integration complexity due to headquarters integration, including legal entity mergers and systems implementation.

•	This complexity led to a temporary disruption in the region's supply chain network and product availability.

•	Consistent with our expectations, operating margins were negatively impacted by currency and demand weakness in the U.K.

As the Company completes key elements of the integration work in Europe, the Company expects operating margin performance in the second-quarter to sequentially improve and for that improvement to continue in the second half of 2017.

The Company now expects full-year 2017 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported first-quarter net sales of $818 million, compared to $705 million in the same prior-year period. Excluding the impact of currency, sales increased 4 percent.

The region reported first-quarter operating profit of $68 million, or 8.3 percent of sales, compared to $43 million, or 6.1 percent of sales, in the same prior-year period, driven by favorable product price/mix and cost productivity which more than offset raw material inflation.

The Company continues to expect full-year 2017 industry unit shipments in Brazil to be flat.

Whirlpool Asia

Whirlpool Asia reported first-quarter net sales of $419 million, compared to $371 million in the same prior-year period. Excluding the impact of currency, sales increased 16 percent.

The region reported first-quarter GAAP operating profit of $23 million, or 5.5 percent of sales, compared to $25 million, or 6.9 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $23 million, or 5.5 percent of sales, compared to $27 million, or 7.3 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, unit volume growth was more than offset by raw material inflation and unfavorable product price/mix.

The Company continues to expect full-year 2017 industry unit shipments to be flat to up 2 percent.

Regional Summary

“We continue to adapt our operating plans globally to a dynamic external environment, and our strong performance in North America and Latin America clearly demonstrates our ability to create value in challenging environments,” said Marc Bitzer, president and chief operating officer of Whirlpool Corporation. “While 2017 is the most complex year of our European integration, we remain confident that we will complete key elements of the integration and deliver profitable growth in Europe this year.”

OUTLOOK

For the full-year 2017, the Company continues to expect to generate cash from operating activities of $1.7 to $1.75 billion and free cash flow(3) of approximately $1 billion. Included in this guidance are primarily acquisition-related restructuring cash outlays of up to $165 million, legacy product warranty and liability costs of $70 million, pension contributions of $45 million and, with respect to free cash flow(3), capital spending of $700 to $750 million.

For the full-year 2017, as a result of temporary integration challenges in the EMEA region, Whirlpool Corporation now expects GAAP earnings per diluted share of $12.65 to $13.40 and ongoing business earnings per diluted share(1) of $14.75 to $15.50.

“We are focused on creating long-term value for our shareholders through our strong brands, innovative new products and relentless focus on cost takeout,” said Fettig. “We remain confident in the strength of our business, and we will continue returning strong levels of cash to our shareholders through share repurchases and increased dividend.”

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 93,000 employees and 70 manufacturing and technology research centers throughout the world in 2016. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool’s ability to manage foreign currency fluctuations; (15)  inventory and other asset risk; (16)  the uncertain global economy and changes in economic conditions which affect demand for our products; (17)  health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (18) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (19) the effects and costs of governmental investigations or related actions by third parties; and (20) changes in the legal and regulatory environment including environmental, health and safety regulations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars, except share data)

	Three Months Ended
	2017	2016
Net sales	$4,786	$4,616
Expenses
Cost of products sold	3,960	3,793
Gross margin	826	823
Selling, general and administrative	499	473
Intangible amortization	17	18
Restructuring costs	46	47
Operating profit	264	285
Other (income) expense
Interest and sundry (income) expense	25	32
Interest expense	41	38
Earnings before income taxes	198	215
Income tax expense	40	59
Net earnings	158	156
Less: Net earnings available to noncontrolling interests	5	6
Net earnings available to Whirlpool	$153	$150
Per share of common stock
Basic net earnings available to Whirlpool	$2.05	$1.94
Diluted net earnings available to Whirlpool	$2.01	$1.92
Dividends declared	$1.00	$0.90
Weighted-average shares outstanding (in millions)
Basic	74.8	77.3
Diluted	76.0	78.3

Comprehensive income	$238	$312

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$951	$1,085
Accounts receivable, net of allowance of $188 and $185, respectively	2,735	2,711
Inventories	3,076	2,623
Prepaid and other current assets	942	920
Total current assets	7,704	7,339
Property, net of accumulated depreciation of $6,181 and $6,055, respectively	3,792	3,810
Goodwill	2,971	2,956
Other intangibles, net of accumulated amortization of $406 and $387, respectively	2,547	2,552
Deferred income taxes	2,132	2,154
Other noncurrent assets	334	342
Total assets	$19,480	$19,153
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,334	$4,416
Accrued expenses	686	649
Accrued advertising and promotions	524	742
Employee compensation	451	390
Notes payable	834	34
Current maturities of long-term debt	309	560
Other current liabilities	834	871
Total current liabilities	7,972	7,662
Noncurrent liabilities
Long-term debt	3,890	3,876
Pension benefits	1,059	1,074
Postretirement benefits	329	334
Other noncurrent liabilities	455	479
Total noncurrent liabilities	5,733	5,763
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 111 million shares issued, and 74 million shares outstanding, respectively	111	111
Additional paid-in capital	2,704	2,672
Retained earnings	7,394	7,314
Accumulated other comprehensive loss	(2,319)	(2,400)
Treasury stock, 37 million shares, respectively	(3,074)	(2,924)
Total Whirlpool stockholders’ equity	4,816	4,773
Noncontrolling interests	959	955
Total stockholders’ equity	5,775	5,728
Total liabilities and stockholders’ equity	$19,480	$19,153

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months Ended
	2017	2016
Operating activities
Net earnings	$158	$156
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	163	168
Changes in assets and liabilities:
Accounts receivable	14	(107)
Inventories	(415)	(398)
Accounts payable	(159)	(228)
Accrued advertising and promotions	(228)	(200)
Accrued expenses and current liabilities	6	(30)
Taxes deferred and payable, net	(38)	(21)
Accrued pension and postretirement benefits	(18)	(19)
Employee compensation	65	13
Other	17	5
Cash used in operating activities	(435)	(661)
Investing activities
Capital expenditures	(88)	(85)
Proceeds from sale of assets and business	3	4
Change in restricted cash	23	3
Other	(1)	(15)
Cash used in investing activities	(63)	(93)
Financing activities
Repayments of long-term debt	(255)	(5)
Net proceeds from short-term borrowings	800	966
Dividends paid	(73)	(69)
Repurchase of common stock	(150)	(225)
Common stock issued	23	3
Other	(6)	—
Cash provided by financing activities	339	670
Effect of exchange rate changes on cash and cash equivalents	25	11
Decrease in cash and cash equivalents	(134)	(73)
Cash and cash equivalents at beginning of period	1,085	772
Cash and cash equivalents at end of period	$951	$699

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), EBIT margin, ongoing business EBIT, ongoing business EBIT margin, ongoing business earnings, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, sales excluding currency and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. GAAP net earnings available to Whirlpool per diluted share and ongoing business earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

First-Quarter 2017 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2017. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of 20%.

	Three Months Ended
	March 31, 2017
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$264	$239	$2.01
Restructuring Expense(a)	46	46	0.61
Income Tax Impact	—	—	(0.12)
Ongoing Business Measure	$310	$285	$2.50

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$153
Net earnings available to noncontrolling interests	5
Income tax expense (benefit)	40
Interest expense	41
Earnings Before Interest & Taxes(5)	$239

First-Quarter 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of 22.0%.

	Three Months Ended
	March 31, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure(C)	$285	$253	$1.92
Restructuring Expense(a)	47	47	0.60
Acquisition Related Transition Costs	5	5	0.06
Legacy Product Warranty and Liability Expense	4	4	0.05
Income Tax Impact	—	—	(0.15)
Normalized Tax Rate Adjustment(b)	—	—	0.15
Ongoing Business Measure	$341	$309	$2.63

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$150
Net earnings available to noncontrolling interests	6
Income tax expense (benefit)	59
Interest expense	38
Earnings Before Interest & Taxes(5)	$253

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended March 31, 2017. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	March 31, 2017
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Ongoing Business Segment Operating Profit (Loss)
North America	$287	$—	$287
EMEA	(17)	—	(17)
Latin America	68	—	68
Asia	23	—	23
Other/Eliminations	(97)	46	(51)
Total Whirlpool Corporation	$264	$46	$310

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended March 31, 2016. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	March 31, 2016
	Segment Operating Profit (Loss)(C)	Restructuring Expense(a)	Acquisition Related Transition Costs	Legacy Product Warranty and Liability Expense	Ongoing Business Segment Operating Profit (Loss)
North America	$250	$—	$—	$3	$253
EMEA	55	—	2	1	58
Latin America	43	—	—	—	43
Asia	25	—	2	—	27
Other/Eliminations	(88)	47	1	—	(39)
Total Whirlpool Corporation	$285	$47	$5	$4	$341

Note: Numbers may not reconcile due to rounding

Full-Year 2017 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2017. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of 20%.

	Twelve Months Ending
	December 31, 2017
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$ 1,510 - 1,640	$ 1,400 - 1,530	$ 12.65 - 13.40
Restructuring Expense(a)	200	200	2.63
Income Tax Impact	—	—	(0.53)
Ongoing Business Measure	$ 1,710 - 1,840	$ 1,600 - 1,730	$ 14.75 - 15.50

(5) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. Whirlpool does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of Whirlpool's overall net earnings -- implicates Whirlpool's projections regarding the earnings of Whirlpool's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Note: Numbers may not reconcile due to rounding.

Full-Year 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 16.6%.

	Twelve Months Ended
	December 31, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure(C)	$1,368	$1,275	$11.50
Restructuring Expense(a)	173	173	2.24
Acquisition Related Transition Costs	82	86	1.11
Legacy Product Warranty and Liability Expense	3	(23)	(0.30)
Income Tax Impact	—	—	(0.49)
Ongoing Business Measure	$1,626	$1,511	$14.06

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$888
Net earnings available to noncontrolling interests	40
Income tax expense (benefit)	186
Interest expense	161
Earnings Before Interest & Taxes(5)	$1,275

Footnotes:

a.
RESTRUCTURING EXPENSE - During the fourth quarter of 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. These costs are primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the first quarter of 2016, we made an adjustment to ongoing business diluted EPS to reconcile specific items reported to our anticipated full-year effective tax rate of 22.0%.

c.
ADOPTION OF NEW ACCOUNTING STANDARDS - In 2017, the FASB issued ASU No. 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". The guidance in ASU 2017-07 requires that the service cost component of net periodic benefit cost for pension and postretirement benefits is recorded in the same income statement line items as other employee compensation costs arising from services rendered during the period. Service cost is included in cost of products sold and selling, general and administrative expense. The other components of net periodic pension cost and postretirement benefits cost (other components of net periodic cost) are recorded in interest and sundry (income)expense in 2017. We retrospectively adopted the new accounting standard. As of March 31, 2017 the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was immaterial. For the full year ended December 31, 2016, the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was approximately $14 million. For the 3 months ended March 31, 2016, the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was approximately $2 million.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles three months ended March 31, 2017 and 2016 and projected 2017 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
(millions of dollars)	2017	2016	2017 Outlook
Cash provided by (used in) operating activities	$(435)	$(661)	$1,700 - $1,750
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(62)	(78)	(700) - (750)
Free Cash Flow	$(497)	$(739)	~$1,000

Cash used in investing activities**	$(63)	$(93)
Cash provided by financing activities**	$339	$670

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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